UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2012

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts 02451
(Address of Principal Executive Offices)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 15, 2012, ModusLink Global Solutions, Inc. (“ModusLink”) issued a press release regarding a notice of failure to satisfy a continued listing standard. The information required by this Item is incorporated into this Item 3.01 by reference to such press release, which is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of Joseph C. Lawler and William R. McLennan

On June 11, 2012, ModusLink announced the retirement of Joseph C. Lawler, its President and Chief Executive Officer effective as described below and his resignation from the Board of Directors, effective immediately, and the mutual separation of William R. McLennan, President, Global Operations.

In order to insure an orderly transition of his duties, ModusLink and Mr. Lawler entered into a Separation and Release Agreement pursuant to which he agreed to remain as President and Chief Executive Officer until the earlier of the date ModusLink appoints a new President and Chief Executive Officer, October 1, 2012, or the date ModusLink terminates his employment, and in exchange therefor he will receive upon his termination:

•	A lump sum payment equal to $1,451,250 (which is equal to one year’s base salary and his target bonus for 2012)

•	Reimbursement for the cost of continued COBRA coverage under the ModusLink health benefit plans for up to twelve months.

•

Accelerated vesting in up to 66,010 options and 38,923 shares of restricted stock to the extent not otherwise vested upon his termination and he will have six months following his termination to exercise any vested options. However, he waived any other rights to accelerated vesting in his options or restricted stock in the event of a change in control of ModusLink.

In negotiating Mr. Lawler’s Separation Agreement, the Board used the amounts that would have been payable to Mr. Lawler under his Executive Severance Agreement as a reference point. Accordingly, these amounts and benefits are consistent with what he would otherwise have received, had the separation not been mutually agreed, except for the additional acceleration of vesting in 45,775 options and 25,433 shares of restricted stock and the extension of the exercise period on all his options.

Mr. Lawler’s receipt of these amounts and benefits are subject to his execution of and not revoking a release of claims and his not being terminated for cause.

ModusLink and Mr. McLennan also entered into a Separation and Release Agreement pursuant to which he will receive one year’s base salary payable in installments over 12 months. This is consistent with the amount he would have otherwise received under his Executive Severance Agreement, had the separation not been mutually agreed.

In the event that each of Messrs. Lawler or McLennan violate any of his non-compete, non-solicitation, confidential information covenants, or if ModusLink later learns of facts that would have allowed it to terminate such executive’s employment for cause, then such executive is required to repay all but $100 of the benefits he received under their Separation and Release Agreements, and in Mr. Lawler’s case, he will forfeit all options and restricted stock the vesting of which was accelerated under his Separation and Release Agreement and he will not be entitled to any further benefits.

The foregoing description of the Separation and Release Agreements does not purport to be complete and is qualified in its entirety by reference to the terms of such Agreements, which are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Compensatory Arrangements of Certain Officers

On June 12, 2011, ModusLink entered into letter agreements (the “Retention Agreements”) with each of Mr. Steven G. Crane, Chief Financial Officer and Mr. Peter L. Gray, Executive Vice President, General Counsel and Secretary pursuant to which the Company agreed to pay to each of Messrs. Crane and Gray retention bonuses of $400,000 payable in two installments of $160,000 on December 31, 2012 and $240,000 on June 30, 2013 provided in each case such executive remains employed through such dates. However, if Messrs. Crane or Gray are terminated without “cause” or they terminate for “good reason” (each as defined in the Retention Agreements) then the bonus or any unpaid portion thereof will become payable if they sign and do not revoke a release of claims against ModusLink. No bonus is payable if they are terminated for cause or resign without good reason.

Additionally, the Retention Agreements provided that Mr. Crane’s Executive Severance Agreement and Mr. Gray’s Executive Retention Agreement would be amended to provide that any severance payable thereunder would include his target bonus for the year of termination.

Mr. Gray’s Retention Agreement also increased his annual base salary to $400,000 and changed his title to Executive Vice President, Chief Administrative Officer, General Counsel and Secretary.

The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the terms of such Agreements, which are filed herewith as Exhibits 10.3 through 10.6 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated June 11, 2012, between Joseph C. Lawler and ModusLink Global Solutions, Inc.

10.2	Separation Agreement, dated June 11, 2012, between William R. McLennan and ModusLink Global Solutions, Inc.

10.3	Changes in Compensation and Retention Bonus Letter Agreement, dated June 12, 2012, between ModusLink Global Solutions, Inc. and Peter L. Gray

10.4	Third Amendment to Executive Retention Agreement, dated June 12, 2012, between ModusLink Global Solutions, Inc. and Peter L. Gray

10.5	Retention Bonus Letter Agreement, dated June 12, 2012, between ModusLink Global Solutions, Inc. and Steven G. Crane

10.6	Second Amendment to Executive Retention Agreement, dated June 12, 2012, between ModusLink Global Solutions, Inc. and Steven G. Crane

99.1	Press Release dated June 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: June 15, 2012	By:	/s/ Peter L. Gray
		Name:	Peter L. Gray
		Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary